Exhibit 99.1

Cemtrex Completes Synergistic Acquisition of Periscope

Transaction makes Cemtrex a Top 15 company in the German electronics manufacturing services (EMS) market

Farmingdale, NY, June 02, 2016 (GLOBE NEWSWIRE) -- Cemtrex Inc. (CETX), a world leading industrial and manufacturing solutions company, announced today that it has completed the previously announced acquisition of a German electronics manufacturing company, Periscope, located in northern Germany. Periscope is focused on electronic manufacturing services primarily for the major German automotive manufacturers, including Tier 1 suppliers in the industry, as well as for industries like telecommunications, industrial goods, luxury consumer products, display technology, and other industrial OEMs. Periscope has more than 35 years of industrial operating experience.

Cemtrex already has a German subsidiary in the electronics manufacturing sector and with this acquisition; it will secure a broader base and larger market share in the Eurozone. With Periscope, Cemtrex becomes a leading EMS company in Germany, ranking among the top 15. The European EMS market is expected to achieve a 10.1% CAGR from 2011 to 2017, according to German economic development agency Germany Trade & Invest. Cemtrex management anticipates substantial synergies with its existing portfolio of companies and cross-selling opportunities to its present and prospective customer base.

The Periscope acquisition also gives Cemtrex a strong footing in the dynamic automobile industry, which is undergoing rapid technological change and Cemtrex is poised to be a significant beneficiary of this evolution. Electric vehicle sales grew by about 60% globally in 2015, according to Bloomberg. The Automotive Electronics Market is anticipated to be $352.92 billion by 2023, up from $185.05 billion in 2015, according to Global Market Insights, Inc.

Cemtrex intends to rebrand the Periscope operation under its ROB Cemtrex brand. Cemtrex completed the purchase of approximately €9 million Periscope assets through payment of cash, a third-party note and seller note.  The purchase price was not disclosed, however this acquisition is anticipated to be accretive in 2016 and involved no dilution to Cemtrex shareholders since no new shares were issued for this acquisition. Periscope is projected to generate annual revenue of about €30 million for the next twelve months. Cemtrex will also add 140 new employees thus bringing its total worldwide employees to over 515.

Cemtrex’s Chairman and CEO, Saagar Govil, commented, “We are delighted to welcome Periscope to the Cemtrex family of companies. We expect to be at the forefront as the automotive industry transforms due to new disruptive technologies. The €30 million revenue contribution that we anticipate from Periscope combined with our existing operations pushes the Company over $100 Million in total sales over the next twelve months. This compared to the $47 million that Cemtrex generated in 2014 illustrates how much progress Cemtrex has made on its commitment to increasing its top line while delivering value to our shareholders.”

For periodic updates follow Cemtrex and its CEO, Saagar Govil, on social media via twitter:@Cemtrex and @SaagarGovil.

About Cemtrex

Cemtrex, Inc. (CETX) is a global, diversified industrial and manufacturing company that provides a wide array of solutions to meet today’s technology challenges and is rapidly growing through acquisitions. Cemtrex provides: manufacturing services of advanced custom engineered electronics, industrial contracting services, monitoring instruments for industrial processes and environmental compliance, and equipment for controlling particulates, hazardous pollutants, and Greenhouse gases used in carbon trading globally.

www.cemtrex.com
Twitter: @Cemtrex and @SaagarGovil

Safe Harbor Statement

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. This release may contain Non-GAAP financial information and are not calculated or presented in accordance with US GAAP. The Company believes that the presentation of non-GAAP financial measures provides useful information to management and investors regarding underlying trends in its consolidated financial condition and results of operations. The Company’s management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.

Contact:

Investor Relations

Cemtrex, Inc.

Phone: 631-756-9116

investors@cemtrex.com